Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of April 13,2021, by and among Telecom Assets Corp., a Delaware corporation (the “Seller”); Secure Voice Corp. (the “Company” or “SVC”), Spectrum Global Solutions, Inc., a Nevada corporation (“Buyer”) and SVC, Inc., a Nevada corporation (“Merger Sub”). Buyer, Merger Sub, the Seller and the Company are each a “Party” to this Agreement and are sometimes referred to hereinafter collectively as the “Parties.”

RECITALS

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Buyer;

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and the Company have approved the Merger upon the terms and subject to the conditions of this Agreement and whereby each issued and outstanding share of the Company’s common stock (the “Common Stock”), will be converted into the right to receive shares of common stock of Buyer (“Buyer Common Stock”), in each case on the terms and subject to the conditions set forth herein;

WHEREAS, the Seller holds all of the issued and outstanding shares of Common Stock, and by its execution hereof is approving the Merger (the “Written Consents”) in accordance with Section 251 of the Delaware General Corporation Law (“DGCL”);

WHEREAS, for U.S. federal income tax purposes, the Parties hereto intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) (by reason of Section 368(a)(2)(E)) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. THE MERGER.

1.1 The Merger. On and subject to the terms and conditions of this Agreement, Merger Sub will merge with and into the Company at the Effective Time and the separate corporate existence of Merger Sub will thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

1.2	The Closing.
1.2.1	The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Pryor Cashman LLP, 7 Times Square, New York, New York 10036 at 10:00 a.m., New York time, on the date of this Agreement, or at such other time and/or place and/or on such other date as Buyer and the Company shall agree (the date on which the Closing takes place, the “Closing Date”). At the Closing, the Company and Merger Sub shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger and acceptance thereof by the Secretary of State of the State of Delaware, or if another date and time is agreed by the Parties and specified in such filing, such specified date and time, being the “Effective Time”).

1.3	Certificate of Incorporation; Bylaws; Directors and Officers.
1.3.1	At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as the certificate of incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Secure Voice Corp.” and the provision in the certificate of incorporation of Merger Sub naming its incorporator shall be omitted, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by Law.

1.3.2	The bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read in their entirety as did the bylaws of Merger Sub in effect immediately prior to the Effective Time and shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the terms of the certificate of incorporation of the Surviving Corporation and as provided by Law.

1.3.3	The directors of Merger Sub immediately prior to the Effective Time be the directors of the Surviving Corporation at and as of the Effective Time until the earlier of their respective resignation, removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office), until the earlier of their respective resignation, removal or otherwise ceasing to be an officer.

1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and Section 251 and other applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5	Merger Consideration; Closing Payments; Effect on Capital Stock.

1.5.1	Merger Consideration. At the Effective Time, all of the then issued and outstanding shares of Common Stock shall immediately cease to be outstanding, shall automatically be cancelled and retired, shall cease to exist and shall be converted into solely the right to receive, in the aggregate, the Common Stock Merger Consideration, without any interest thereon (as adjusted, the “Merger Consideration”).

1.5.2	Closing Payments. The Merger Consideration shall be paid at Closing as follows: Buyer, in addition to the obligations and covenants of Buyer set forth in this Agreement, shall deliver to the Seller $9 Million at or immediately after Closing, consisting of (a) not less than $2,500,000 in cash and (b) not more than $6,500,000 in convertible preferred stock of the Buyer (less the amount of any assumed liabilities). The business is being purchased as a going concern with no adjustments for outstanding liabilities, cash, or accounts receivables.

1.5.3	Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holders of Common Stock or capital stock of Merger Sub:

●	All shares of Common Stock outstanding immediately prior to the Effective Time, when so converted or cancelled, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such share of Common Stock shall cease to have any ownership or other rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms hereof.

●	Each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time will be converted into one share of the common stock of the Surviving Corporation, and such common stock of the Surviving Corporation issued on that conversion will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.

●	All shares of Common Stock that are held in the treasury of the Company shall automatically be canceled and retired and shall cease to exist, and no Merger Consideration or other consideration shall be delivered in exchange therefor.

1.6	Exchange of Certificates.
1.6.1	All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Agreement shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged by Buyer for the portion of the Merger Consideration into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant hereto.

1.7	Additional Closing Deliveries.
1.7.1	Transition Services Agreement. The Buyer and Seller shall enter into the transition services agreement substantially in the form set forth in Exhibit A hereto.

1.7.2	Banking Agreements. The Seller and Company shall have delivered duly executed banking agreements reflecting the change in ownership and control as reasonably required to ensure uninterrupted business operations and affairs.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Seller represents and warrants to Buyer that:

2.1	Organization, Standing, and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it.

2.2	Ownership of the Company.

2.2.1	Capital Structure. SVC.’s issued and outstanding capital stock consists of [ ] shares of common stock, which constitute one hundred percent 100% of the issued and outstanding capital stock of that Company in all classes whatsoever and there are no other issued or outstanding shares of the Company.

2.2.2	Validity. The Shares are validly issued, fully paid and non-assessable and have been issued in full compliance with all federal and state securities laws.

2.2.3	Dilution. Other than as expressly contemplated by the Transaction Documents, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating the Company to issue any additional capital stock.

2.3	No Litigation. There is no claim, suit, action, litigation, arbitration or administrative or other legal proceeding (each, an “Action”) pending or, to the Seller and Company’s knowledge, threatened against the Company which relates to, or would reasonably be expected to prohibit or materially impair, the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

2.4	Authority; Binding Agreement. The Seller and Company have the requisite power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby. The Seller has taken all necessary and appropriate corporate actions to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and each of the other Transaction Documents executed and delivered to Buyer by the Company constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.5	No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any term or provision of, or constitute a default under, the certificate of incorporation or bylaws of the Company or (ii) violate or conflict with any, law, order, agreement or other obligation to which the Company is subject or bound, except in the case of clause (ii) for such conflicts or violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Company or its ability to consummate the transactions contemplated by the Transaction Documents.

2.6	Absence of Brokers. The Company has not engaged the services of any broker or finder in connection with the consummation of the transactions contemplated by this Agreement, and upon consummation of the transactions contemplated hereby, no fee or payment shall be due to any brokers or finders engaged by the Company.

2.7	Material Changes; Undisclosed Events, Liabilities or Developments. Other than as set forth in the SEC Reports or on Schedule 2.7 hereto, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had, or that would reasonably be expected to result in a Material Adverse Effect on the Company, (ii) the Company does not have any material liabilities of a type that would be required to be set forth on a balance sheet prepared in accordance with U.S. generally accepted accounting principles or disclosed in the footnotes thereto, and (iii) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock. For purposes of this Agreement, “Material Adverse Effect” shall mean, with respect to any person, a material and adverse effect on (i) the business, operations, properties, or financial condition of such person and its subsidiaries taken as a whole or (ii) the ability of such person and its subsidiaries to enter into and perform its obligations under this Agreement.

2.8	Compliance. The Company is not: (i) in default under or in violation of (and, to the knowledge of the Company, no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived);(ii) in violation of any judgment, decree or order of any court, arbitrator or other governmental authority; or (iii) in violation of any statute, rule, ordinance or regulation of any governmental authority applicable to the Seller and Company, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters; except in each case of clauses (i) through (iii) as, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect on the Company.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to Buyer that:

3.1	Title to Outstanding Shares. Seller has good and marketable title to, and is the sole and exclusive owner, beneficially and of record, of, the Shares owned by Seller as set forth on Exhibit A, free and clear of any liens or encumbrances other than those imposed by applicable securities laws, those incurred by Buyer or those imposed by the Transaction Documents.

3.2	No Litigation. There is no Action pending or, to Seller’s knowledge, threatened against Seller which relates to, or would reasonably be expected to prohibit or materially impair, the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

3.3	Authority; Binding Agreement. Seller has the requisite power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby. Seller has taken all necessary and appropriate organizational actions to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and each of the other Transaction Documents executed and delivered to Buyer by Seller constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.4	No Conflicts. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any term or provision of, or constitute a default under, the governing documents of Seller or (ii) violate or conflict with any, law, order, agreement or other obligation to which Seller is subject or bound, except in the case of clause (ii) for such conflicts or violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Seller or Seller’s ability to consummate the transactions contemplated by the Transaction Documents.

3.5	Absence of Brokers. Seller has not engaged the services of any broker or finder in connection with the consummation of the transactions contemplated by this Agreement, and upon consummation of the transactions contemplated hereby, no fee or payment shall be due from the Seller to any brokers or finders engaged by Seller. Seller shall indemnify Buyer to the extent any such fee may be payable.

4. BUYER AND MERGER SUB’S REPRESENTATIONS AND WARRANTIES. Buyer and Merger Sub, jointly and severally, represent and warrant to the Seller and Company that:

4.1	Organization, Standing and Qualification of Buyer. Each of Buyer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, and has all necessary corporate power to own their properties and to carry on their business.

4.2	Authority; Binding Agreement. Each of Buyer and Merger Sub has the requisite power and authority to enter into this Agreement and to perform all of its obligations and consummate the transactions contemplated hereby. Each of Buyer and Merger Sub has taken all necessary and appropriate corporate actions to authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and each of the other Transaction Documents executed and delivered to the Seller and Company by Buyer or Merger Sub, as applicable, constitutes a legal, valid and binding obligation of Buyer or Merger Sub, as applicable, enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3	No Conflicts. The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any term or provision of, or constitute a default under, the certificate of incorporation or bylaws of Buyer or Merger Sub, as applicable, or (ii) violate or conflict with any, law, order, agreement or other obligation to which Buyer or Merger Sub, as applicable, is subject or bound, except in the case of clause (ii) for such conflicts or violations which do not have and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on Buyer or Merger Sub, as applicable, or its ability to consummate the transactions contemplated by the Transaction Documents.

4.4	No Litigation. There is no Action pending or, to Buyer’s knowledge, threatened against Buyer which relates to, or would reasonably be expected to prohibit or materially impair, the consummation of the transactions contemplated by this Agreement or the other Transaction Documents. There is no Action pending or, to Merger Sub’s knowledge, threatened against Merger Sub which relates to, or would reasonably be expected to prohibit or materially impair, the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

4.5	Securities Laws Representations. Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or under any applicable state securities laws, and that neither the Seller nor the Company have any obligation to register or qualify the Shares or the offer of the Shares to Buyer. Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. Buyer further acknowledges and agrees that the offer and sale of the Shares to Buyer hereunder is exempt from any such registration requirements. Buyer understands that the Shares cannot be sold, assigned, or otherwise transferred unless they are subsequently registered under the 1933 Act and any applicable state securities laws or if an exemption from such registration or qualification is then available, and is aware that an investment in the Seller and Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss. Buyer agrees to comply with all securities laws and regulations governing this transaction and any future disposition or transfer of the securities so that Buyer does not cause, directly or indirectly, this transaction to violate any applicable securities laws. Buyer is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with applicable securities laws.

4.6	Absence of Brokers. Neither Buyer nor Merger Sub has engaged the services of any broker or finder in connection with the consummation of the transactions contemplated by this Agreement, and upon consummation of the transactions contemplated hereby, no fee or payment shall be due to any brokers or finders engaged by Buyer or Merger Sub.

4.7	SEC Filings. Buyer has filed (giving effect to any permitted extensions) all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Buyer with the SEC under the 1933 Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any amendments, restatements or supplements thereto (collectively, the “SEC Reports”), except where such failure to timely file, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect on Buyer. The SEC Reports, including any financial statements and notes contained or incorporated by reference therein, (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.8	Material Changes; Undisclosed Events, Liabilities or Developments. Other than as set forth in the SEC Reports, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had, or that would reasonably be expected to result in a Material Adverse Effect on Buyer and (ii) Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock.

4.9	Compliance. Other than as disclosed in the SEC Reports that are generally available to the public on EDGAR, Buyer and its subsidiaries are not: (i) in default under or in violation of (and, to the knowledge of Buyer, no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Buyer or its subsidiary under), nor has Buyer or its subsidiary received written notice of a claim that Buyer or its subsidiary is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which any of them is a party or by which any of them or any of their properties are bound (whether or not such default or violation has been waived); (ii) in violation of any judgment, decree or order of any court, arbitrator or other governmental authority; or

(i) in violation of any statute, rule, ordinance or regulation of any governmental authority applicable to Buyer and its subsidiaries, including, without limitation, all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters; except in each case of clauses (i) through (iii) as, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect on Buyer.

5. ADDITIONAL COVENANTS.

6.1.1	During the period from the date the of Agreement and until Closing the Parties hereby agree that, the Seller and Company shall not (and Seller shall not cause or permit the Seller and Company to):

(i)	hire or fire any executive officers or senior management of the Company;

(ii)	amend, waive or otherwise change, in any respect, the Seller and Company’s certificate of incorporation or bylaws;

(iii)	issue, sell, assign, transfer, encumber, hypothecate or otherwise dispose of any equity interests of the Company or options, warrants or securities or rights to acquire or convert into equity interests of the Company;

(iv)	sell, assign, transfer, license, encumber, hypothecate or otherwise dispose of any material assets of the Company outside of the ordinary course of business;

(v)	pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(vi)	acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(vii)	incur, create, assume, prepay or otherwise become liable for any indebtedness, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, liability or obligation of any person;

(viii)	terminate, waiver or assign any material rights under any material contracts of the Seller and Company;

(ix)	waive, release, assign, settle or compromise any Action (including any Action, relating to this Agreement or the transactions contemplated hereby);

(x)	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any contract or transaction with Buyer or its affiliates (other than the Seller and Company) or any stockholder, officer, director, employee or independent contractor of any of the foregoing or any of their respective immediately family members; or

(xi)	agree, authorize or commit to do any of the foregoing actions.

6.2	Cooperation; Further Assurances. The Parties shall cooperate with each other, provide each other and make such filings or reports, upon request and to the extent reasonably practicable, with such assistance and information relating to the Seller and Company, which is reasonably necessary in relation to any accounting or regulatory matter, including the preparation of any financial statements, any audit, or any action or investigation initiated or threatened by any third party, including any governmental authority. Each Party agrees to execute further instruments as may be reasonably necessary to carry out this Agreement and the transactions contemplated hereby, provided the Party requesting such further action shall bear all related costs and expenses.

6. MISCELLANEOUS

6.1	Disclosures to Third Parties. All information concerning the transactions contemplated by this Agreement is confidential business information and shall not be disclosed to third parties without the prior written approval of Buyer and Seller, except as may be required by applicable law or regulation (including SEC or stock exchange requirements). Subject to the foregoing, all Parties shall take reasonable precautions to assure that all such information remains confidential.

6.2	Expenses. The Parties agree to bear their respective expenses, including, but not limited to, accounting, legal and other professional fees, incurred with respect to this Agreement and the transactions contemplated by it.

6.3	Assignment. Except as provided herein, the rights and obligations of the Parties under this Agreement may not be assigned or delegated without the written consent of the Seller and Buyer (such consent not to be unreasonably withheld, delayed or conditioned). Any attempt to so transfer same without such consent shall be null and void ab initio.

6.4	Binding Effect; No Third Parties. This Agreement shall be binding on, and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors and any permitted assigns. Except as expressly provided in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the Parties and their respective successors and permitted assigns.

6.5	Entire Agreement. This Agreement and the other Transaction Documents together constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede and terminate any prior agreements between the Parties (written or oral) with respect to the subject matter hereof.

6.6	Amendment; Waiver. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Buyer and Seller. No provision of this Agreement may be waived orally or by any act or failure to act on the part of a Party, but only by an agreement in writing signed by the Party against whom enforcement of any such waiver is sought. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

6.7	Notices. Any notices, waivers or other communications given under this Agreement shall be in writing and shall either be served personally or delivered by first class U.S. Mail (certified or registered), postage prepaid, or by nationally recognized overnight carrier, such as FedEx, with postage prepaid and certified return receipt. Notices may also effectively be given by facsimile or email with affirmative confirmation of receipt, provided, that a copy of any notice so transmitted shall also be mailed in the same manner as required for a mailed notice. Notices shall be deemed to be received (i) upon receipt when served personally, (ii) one (1) business day following deposit for overnight delivery with a nationally recognized overnight carrier, such as FedEx, with postage prepaid and certified return receipt, (iii) three (3) business days following deposit in first class U.S. Mail (certified or registered), postage prepaid or (iv) upon affirmative acknowledgement of receipt if sent by facsimile or email. A Party may change its address for notice by giving written notice to all other Parties in accordance with this Section.

6.8	Governing Law and Venue. This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York (without giving effect to its choice of law principles). Each Party hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New York County in the State of New York (or any appellate courts thereof) in connection with any Action arising out of or relating to this Agreement or the transactions contemplated hereby (a “Proceeding”), (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 6.7 shall be effective service of process for any Proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 6.8, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Proceeding. Each Party hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law or in equity.

6.9	WAIVER OF JURY TRIAL. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH SUCH AGREEMENTS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT, CONTRACT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 6.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

6.10	Remedies. Except as specifically set forth in this Agreement, any Party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies which such Party may have been granted at any time under any other contract or agreement and all of the rights which such Party may have under any applicable law. Except as specifically set forth in this Agreement, any such Party will be entitled to (a) enforce such rights specifically, without posting a bond or other security or proving damages or that monetary damages would be inadequate, (b) to recover damages by reason of a breach of any provision of this Agreement and (c) to exercise all other rights granted by applicable law. The exercise of any remedy by a Party will not preclude the exercise of any other remedy by such Party.

6.11	Professional Fees and Costs. If any Proceeding is brought or undertaken to enforce this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, then the successful or prevailing Party or Parties in such undertaking shall be entitled to recover reasonable attorney’s and other professional fees and other costs incurred in such Proceeding in addition to any other relief to which such Party may be entitled. The Parties intend this provision to be given the most liberal construction possible and to apply to any circumstances in which such Party reasonably incurs expenses.

6.12	Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired. Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Agreement will then be fully enforceable. The Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

6.13	Interpretation. The headings of the Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions. When required by the context of this Agreement, each number (singular and plural) shall include all numbers, and each gender shall include all genders. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the words “herein,” “hereto” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement. For purposes of this Agreement, the term: (i) “business day” is understood to mean any day other than a Saturday, Sunday or other day on which commercial banks located in the City of New York are authorized or permitted by law to close; (ii) “person” shall refer to any individual, corporation, partnership, trust, limited liability Seller and Company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; (iii) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise); and (iv) “subsidiary” means, with respect to any person, any corporation, partnership, association or other business entity of which (A) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person or a combination thereof, or (B) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any person or one or more subsidiaries of that person or a combination thereof (for purposes hereof, a person or persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such person or persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing person of such partnership, association or other business entity). For purposes of this Agreement, the term “knowledge” will mean, (i) as applied to any natural person, the actual present knowledge of such person, or (ii) as applied to any entity, including Buyer and the Seller and Company, the actual present knowledge of the executive officers of such person.

6.14	Advice of Professionals; Negotiated Terms. Each Party has had the opportunity to be advised by legal counsel and other professionals in connection with this Agreement, and each Party has obtained such advice as each Party deems appropriate. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professionals participated in its preparation.

6.15	Access to Records after Closing. Each Party agrees to preserve all records relating to the transactions contemplated by this Agreement for six (6) years after the Closing. Upon reasonable notice, subject to Section 6.1, each Party shall allow representatives of the others access to such records and the making of copies thereof during regular business hours at such Party’s place of business solely with respect to this Section 6.15 for the following purposes: (i) to gather information for preparing tax returns; (ii) to verify any of the representations or warranties contained in this Agreement, or confirm compliance with any of the covenants contained in this Agreement; or (iii) to comply with any audit, request, subpoena, or other investigative demand by any government authority.

6.16	Indemnification of Buyer. Seller will indemnify and hold Buyer and its directors, officers, shareholders, members, partners, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), each person who controls the Buyer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants, or agreements made by each of Seller and the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective affiliates, by any stockholder of the Company who is not an affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of such Purchaser Party’s representations, warranties, or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Seller in writing, and the Seller shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to such Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Seller in writing, (ii) the Seller has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Seller and the position of such Purchaser Party, in which case the Seller shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Seller will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Seller’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants, or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 6.16 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Seller or others and any liabilities the Seller may be subject to pursuant to law.

6.17	Representation of Seller and the Seller and Company. The Parties agree that, notwithstanding the fact that Pryor Cashman LLP (“PC”) has represented the Buyer in connection with this Agreement, and has also represented the Seller in connection with matters other than the transaction that is the subject of this Agreement prior to the Closing, PC will be permitted in the future, after the Closing, to represent any of the Seller or their affiliates in connection with matters in which such persons are adverse to the Buyer and Company or any of its affiliates, including any disputes arising out of, or related to, this Agreement. Buyer hereby agrees, in advance, to waive (and to cause its affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with PC’s future representation of any of the Seller or their affiliates in which the interests of such person are adverse to the interests of the Seller and Company, Buyer or any of their respective affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by PC of the Seller and Company or any of its affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Buyer, and not the Seller or Company or their respective directors, officers or employees, shall be deemed the client of PC with respect to the negotiation, execution and performance of this Agreement.

6.18	Counterparts. This Agreement may be executed simultaneously in one or more counterparts, including by facsimile, pdf or other electronic document transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Page Follows}

IN WITNESS WHEREOF, the Parties to this Agreement have duly executed this Agreement, and made it effective as of the date first written above.

BUYER:	COMPANY:

Spectrum Global Solutions, Inc.	Secure Voice Corp.

By:		By:
Name:	Mark Porter	Name:
Title:	Chief Executive Officer	Title:

MERGER SUB:

SVC, Inc.

By:
Name:	Mark Porter
Title:	Chief Executive Officer

SELLER:

Telecom Assets Corp.

By:
Name:
Title:

{Signature Page to Stock Purchase Agreement}

EXHIBIT A

TRANSITION SERVICES AGREEMENT